REVOLVING NOTE

$20,000,000                                                   Chicago, Illinois
                                                              June 18, 1997

         FOR VALUE RECEIVED, on or before June 18, 2000 (or, if such day is not a Business Day, on the next following Business Day), the undersigned, K-V PHARMACEUTICAL COMPANY, a Delaware corporation; PARTICLE DYNAMICS, INC., a New York corporation; and ETHEX CORPORATION, a Missouri corporation, jointly and severally (herein, collectively and together with their successors and assigns, called "Borrowers"), promise to pay to the order of LASALLE NATIONAL BANK, a national banking association (herein, together with its successors and assigns, called the "Bank"), the maximum principal sum of TWENTY MILLION and 00/100 DOLLARS ($20,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to the undersigned pursuant to that certain Loan Agreement of even date herewith between Borrowers and Bank (herein, as the same may be amended, modified or supplemented from time to time, called the "Loan Agreement") as shown in Bank's records.

         The Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at such rates and at such times as shall be determined in accordance with the provisions of the Loan Agreement. Accrued interest shall be payable on the dates specified in the Loan Agreement.

         Payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds at Bank's principal office at 135 South LaSalle Street, Chicago, Illinois 60603; or at such other place as may be designated by Bank to the Borrower in writing.

         This Note is the Revolving Note referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement. The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

         In addition to, and not in limitation of, the foregoing and the provisions of the Loan Agreement hereinabove referred to, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and expenses, incurred by the holder of this
Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

         All  parties  hereto,  whether  as  makers,   endorsers  or  otherwise,
severally  waive  presentment,   demand,  protest  and  notice  of  dishonor  in
connection with this Note.

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         The  liability  of each  Borrower  under this Note in general  shall be joint and several, and each reference herein to the Borrowers shall be deemed to refer to each such Borrower. In furtherance and not in limitation of Bank's rights and remedies hereunder or at law, Bank may proceed under this Note against any one or more of the Borrowers in its absolute and sole discretion for any of Borrowers' Liabilities or any other liability or obligation of the Borrowers arising hereunder.

         This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.


ATTEST:                                         K-V PHARMACEUTICAL COMPANY, a
                                                Delaware Corporation
By: /s/ John P. Walsh
    Assistant Secretary

Borrower's Address:                             By: /s/ Gerald R. Mitchell
                                                Title: Vice-President, Finance
2503 South Hanley
St. Louis, Missouri 63144-2555

ATTEST:                                         PARTICLE DYNAMICS, INC.,
                                                a New York corporation
By: /s/ John P. Walsh
    Secretary

Borrower's Address:                             By: /s/ Gerald R. Mitchell
                                                Title: Vice-President
2503 South Hanley
St. Louis, Missouri 63144-2555


ATTEST:                                         ETHEX CORPORATION, a
                                                Missouri corporation
By: /s/ John P. Walsh
    Secretary

Borrower's Address:                             By: /s/ Gerald R. Mitchell
                                                Title: Vice-President
2503 South Hanley
St. Louis, Missouri 63144-2555

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